Exhibit 99.1

TIGRENT INC. AND SUBSIDIARIES

Consolidated Financial Statements

For the fiscal years ended December 31, 2013 and December 31, 2012

TIGRENT INC. AND SUBSIDIARIES

Cape Coral, FL

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Report of Independent Registered Public Accounting Firm

Board of Directors

Tigrent Inc. and Subsidiaries

Cape Coral, Florida

We have audited the accompanying consolidated balance sheets of Tigrent Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tigrent Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then then ended, in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

Indianapolis, Indiana
October 28, 2014

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TIGRENT INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except shares)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$5,554	$2,605
Restricted cash	3,061	2,785
Deferred course expenses	14,222	15,664
Prepaid expenses and other current assets	2,029	1,786
Income taxes receivable	72	1,644
Inventory	203	238
Assets of discontinued operations held for sale	-	1,001
Total current assets	25,141	25,723
Deposits with credit card processors	-	1,604
Restricted cash required by related party	-	1,578
Property and equipment, net	1,292	1,416
Deferred course expenses, net of current portion	39	56
Other assets	188	78
Total assets	$26,660	$30,455

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,167	$2,133
Royalties payable	186	1,158
Accrued course expenses	1,141	1,270
Accrued salaries, wages and benefits	530	455
Other accrued expenses	2,221	2,908
Long-term debt, current portion	1,208	1,315
Deferred revenue	73,262	80,517
Liabilities of discontinued operations held for sale	-	815
Total current liabilities	80,715	90,571
Long-term debt, net of current portion	427	3,286
Deferred revenue, net of current portion	173	268
Other long-term liabilities	61	553
Total liabilities	81,376	94,678

Commitments and contingencies

Tigrent Inc.'s stockholders’ deficit:
Preferred stock, no par value, 10,000,000 shares authorized	-	-
Common stock, no par value, 25,000,000 shares authorized, 14,868,469 and 13,258,587 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	7,825	3,175
Additional paid-in-capital	2,702	2,638
Cumulative foreign currency translation adjustment	(806)	(930)
Accumulated deficit	(64,437)	(68,766)
Total Tigrent Inc.'s stockholders’ deficit	(54,716)	(63,883)
Noncontrolling interest	-	(340)
Total stockholders’ deficit	(54,716)	(64,223)
Total liabilities and stockholders’ deficit	$26,660	$30,455

The accompanying notes are an integral part of the consolidated financial statements.

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TIGRENT INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except per share data)

	Years ended December 31,
	2013	2012

Revenue, net	$85,118	$84,032
Direct course expenses	40,488	39,939
Advertising and sales expenses	21,592	22,702
Royalty expense	6,812	6,641
General and administrative expenses	13,828	13,602
Impairment of deposits with credit card processor	-	8,313
Income (loss) from operations	2,398	(7,165)
Other income (expense):
Other, net	549	1,276
Forgiveness of debt	1,652	-
Interest income	18	15
Interest expense	(182)	(242)
(Loss) gain on disposition of assets	(16)	22
Total other income (expense)	2,021	1,071
Income (loss) before income taxes	4,419	(6,094)
Benefit for income taxes	435	712
Net income (loss) from continuing operations	4,854	(5,382)
Loss from discontinued operations	(131)	(258)
Loss on disposal of discontinued operations	(394)	-
Loss on discontinued operations	(525)	(258)
Net income (loss)	4,329	(5,640)
Net loss attributable to the noncontrolling interest	-	84
Net income (loss) attributable to Tigrent Inc.	$4,329	$(5,556)

Basic weighted average net income (loss) per share attributable to common stockholders:
From continuing operations	$0.35	$(0.41)
From discontinued operations	$(0.04)	$(0.02)
Net income (loss) attributable to noncontrolling interests	$-	$0.01
Net income (loss) attributable to Tigrent Inc.’s common stockholders	$0.31	$(0.42)

Diluted weighted average net income (loss) per share attributable to common stockholders:
From continuing operations	$0.33	$(0.41)
From discontinued operations	$(0.03)	$(0.02)
Net income (loss) attributable to noncontrolling interests	$-	$0.01
Net income (loss) attributable to Tigrent Inc.’s common stockholders	$0.30	$(0.42)
Basic weighted average shares outstanding	13,784	13,138
Diluted weighted average shares outstanding	14,663	13,138

Comprehensive income (loss):
Net income (loss)	$4,329	$(5,640)
Foreign currency translation adjustments	124	(481)
Comprehensive income (loss)	4,453	(6,121)
Comprehensive( income) loss attributable to noncontrolling interest	-	84
Comprehensive income (loss) attributable to Tigrent Inc.	$4,453	$(6,037)

The accompanying notes are an integral part of the consolidated financial statements.

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TIGRENT INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Deficit

(in thousands)

	Tigrent Inc.
				Cumulative
				foreign
			Additional	currency			Total
	Common Stock		paid-in	translation	Accumulated	Noncontrolling	stockholders'
	Shares	Amount	capital	adjustment	deficit	interest	deficit
Balance at January 1, 2012	13,089	$3,175	$2,586	$(443)	$(63,210)	$(256)	$(58,148)
Stock-based compensation expense	170	-	52	-	-	-	52
Foreign currency translation adjustment	-	-	-	(487)	-	-	(487)
Net loss	-	-	-	-	(5,556)	(84)	(5,640)
Balance at December 31, 2012	13,259	3,175	2,638	(930)	(68,766)	(340)	(64,223)
Conversion of debt to equity	1,549	4,650	-	-	-	-	4,650
Stock-based compensation expense	60	-	64	-	-	-	64
Foreign currency translation adjustment	-	-	-	124	-	-	124
Deconsolidation of equity investment	-	-	-	-	-	340	340
Net income	-	-	-	-	4,329		4,329
Balance at December 31, 2013	14,868	$7,825	$2,702	$(806)	$(64,437)	$-	$(54,716)

The accompanying notes are an integral part of the consolidated financial statements.

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TIGRENT INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Years ended December 31,
	2013	2012

Cash flows from operating activities:
Net income (loss)	$4,329	$(5,640)
Adjustments to reconcile net income (loss) to net cash provided by (used by) operating activities:
Depreciation	276	296
Impairment of deposits with credit card processors	-	8,313
Share-based compensation expense	64	52
Loss (gain) on disposition of assets	16	(22)
Deferred income taxes	(462)	922
Forgiveness of debt	(1,652)	-
Loss on sale of discontinued operations	525	-
Changes in operating assets and liabilities:
Restricted cash	(268)	(882)
Deferred course expenses	1,387	(189)
Prepaid expenses and other current assets	(257)	50
Income taxes receivable	1,572	(1,644)
Inventory	32	(114)
Deposits with credit card processors	1,603	-
Restricted cash required by related party	1,578	-
Other assets	(108)	59
Accounts payable	35	(598)
Royalties payable	3,678	2,337
Accrued course expenses	(127)	(42)
Accrued salaries, wages and benefits	74	(5)
Other accrued expenses	(72)	(896)
Deferred revenue	(7,150)	(2,253)
Net cash provided by (used by) operating activities	5,073	(256)
Cash flows from investing activities:
Purchases of property and equipment	(169)	(195)
Proceeds from sales of assets	1	22
Net cash used by investing activities	(168)	(173)
Cash flows from financing activities:
Payments on debt	(1,315)	(1,674)
Net cash used by financing activities	(1,315)	(1,674)
Effect of foreign currency exchange rates on cash and cash equivalents	(641)	488
Net increase (decrease) in cash and cash equivalents	2,949	(1,615)
Cash and cash equivalents at beginning of period	2,605	4,220
Cash and cash equivalents at end of period	$5,554	$2,605
Supplemental disclosure on non-cash activity:
Conversion of long-term debt to equity ownership	$4,650	$-
Note receivable on sale of discontinued operations	$775	$-
Cash paid for interest	$187	$252
Cash (paid) received for income taxes	$(1,470)	$546

The accompanying notes are an integral part of the consolidated financial statements.

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TIGRENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal years ended December 31, 2013 and 2012

Note 1—Business Description and Basis of Presentation

The consolidated financial statements include the accounts of Tigrent Inc. and its wholly-owned and majority-owned subsidiaries and affiliates (collectively referred to herein as the “Company,” “Tigrent,” “we,” “us” or “our”). All intercompany balances and transactions have been eliminated in consolidation.

We are a provider of practical, high-quality and value-based training, conferences, publications, technology-based tools and mentoring to help students become financially knowledgeable. We provide students with comprehensive instruction and mentoring on the topics of real estate and financial instruments investing and entrepreneurship in the United States, the United Kingdom, and Canada. Our training is offered in non-accredited free preview workshops, as well as basic training, advanced courses, mentoring and coaching, primarily under the Rich Dad® Education brand (“Rich Dad”) which was created in 2006 under license from entities affiliated with Robert Kiyosaki, whose teachings and philosophies are detailed in the book titled, Rich Dad Poor Dad. In addition to Rich Dad, we market our products and services under a variety of brands, including Martin Roberts™Independent Woman™, Women in Wealth™, and Brick Buy Brick™.

Note 2—Significant Accounting Policies

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Cash and cash equivalents

We consider all highly liquid instruments with an original maturity of three months or less to be cash or cash equivalents. We continually monitor and evaluate our investment positions and the creditworthiness of the financial institutions with which we invest and maintain deposit accounts. We utilize Certificate of Deposit Account Registry Service (CDARS) to reduce banking risk for a portion of our cash in the United States. The CDARS balance was $2.0 million and $0.0 at December 31, 2013 and 2012, respectively. Within a CDAR are numerous individual investments all below the FDIC limits thus one hundred percent insuring that portion of our cash.

Restricted cash

Restricted cash balances consist primarily of funds on deposit with credit card and other payment processors and cash collateral with our purchasing card provider. These balances do not have the benefit of federal deposit insurance and are subject to the financial risk of the parties holding these funds. Restricted cash balances held by credit card processors are unavailable to us unless, and for a period of time after, we discontinue the use of their services. The hold back percentages are generally five percent of the monthly credit card charges that are held for six months. The cash collateral held by our charge card provider is unavailable unless we discontinue the usage of the purchasing card. Because a portion of these funds can be accessed and converted to unrestricted cash in less than one year in certain circumstances, that portion is considered a current asset.

Financial Instruments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 820-10, Fair Value Measurements, clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosure on fair value measurements. ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

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Financial instruments consist primarily of cash and cash equivalents, notes receivable, accounts payable, deferred course expenses, accrued expenses, deferred revenue, and debt. GAAP requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized in the balance sheets. Management believes the carrying value of the other financial instruments recognized on the consolidated balance sheet date (including receivables, payables and accrued liabilities) approximate their fair value.

ASC 820-10 describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices for identical assets or liabilities in active markets.

Level 2:	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that relate to financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Inventory

Inventory consists primarily of books, videos and training materials held for sale to students enrolled in our training programs. Inventory is stated at the lower of cost or market using the first-in, first-out method.

Deposits with credit card processors

The deposits with our credit card processors are held due to arrangements under which our credit card processors withhold credit card funds to cover charge backs in the event we are unable to honor our commitments. The deposits are six months or less rolling reserves. In prior years, a substantial portion of these funds could not be accessed and converted to unrestricted cash in less than one year, and accordingly that portion was considered a long-term deposit.

At December 31, 2012 one of our credit card processors held $ 1.6 million and under the terms of that agreement could hold the funds in excess of a year after we ceased using their services.  In early 2013, we switched processors and received our funds over the following 12 months.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as presented in the following table:

Buildings	40 years
Furniture fixtures and equipment	3-7 years
Purchased software	3 years

Leasehold improvements are amortized over the shorter of the estimated useful asset life or the remaining term of the applicable lease.

In accordance with GAAP, we evaluate the carrying amount of our long-lived assets such as property and equipment, and finite-lived intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by the comparison of its carrying amount with the future net cash flows the asset is expected to generate. We look primarily to the undiscounted future cash flows in the assessment of whether or not long-lived assets have been impaired. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

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Revenue recognition

We recognize revenue in accordance with FASB ASC 605, Revenue Recognition (“ASC 605”). We recognize revenue when: (i) persuasive evidence of an arrangement exists, (ii) delivery of product has occurred or services have been rendered, (iii) the price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. For product sales, these conditions are generally met upon shipment of the product to the student or completion of the sale transaction. For training and service sales, these conditions are generally met upon presentation of the training seminar or delivery of the service.

Some of our training and consulting contracts contain multiple deliverable elements that include training along with other products and services. In accordance with ASC 605-25, Revenue Recognition – Multiple-Element Arrangements, sales arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the sales contract meet the following criteria: (i) the delivered training or product has value to the client on a standalone basis, (ii) there is objective and reliable evidence of the contract price of undelivered items and (iii) delivery of any undelivered item is probable. The contract price of each element is generally determined by prices charged when sold separately. In certain arrangements, we offer these products bundled together at a discount. The discount is allocated on a pro-rata basis to each element based on the relative contract price of each element when contract price support exists for each element in the arrangements. The overall contract consideration is allocated among the separate units of accounting based upon their contract prices, with the amount allocated to the delivered item being limited to the amount that is not contingent upon the delivery of additional items or meeting other specified performance conditions. Contract price of the undelivered items is based upon the normal pricing practice for our existing training programs, consulting services, and other products, which are generally the prices of the items when sold separately.

Each transaction is separated into its specific elements and revenue for each element is recognized according to the following policies:

Product	Recognition Policy
Seminars	Deferred upon payment and recognized when the seminar is attended or delivered on-line
Online courses	Deferred upon sale and recognized over the delivery period
Coaching and mentoring sessions	Deferred and recognized as service is provided
Data subscriptions and renewals	Deferred and recognized on a straight-line basis over the subscription period

In the normal course of business, we recognize revenue based on the customers’ attendance of the course, mentoring training, coaching session or delivery of the software, data or course materials on-line.

After a customer contract expires we record breakage revenue less a reserve for cases where we allow a customer to attend after expiration.  We recognized revenue at the conclusion of the contract period of approximately $30.0 million and $25.9 million, respectively in 2013 and 2012.  Our reserve for course attendance after expiration was $ 1.5 million at December 31, 2013 and 2012.

We provide a satisfaction guarantee to our customers. If a customer attends the first day of three day training, they can claim dissatisfaction and get a refund for the allocation value of that training. Very few customers exercise this guarantee.

Deferred revenue occurs from courses, online courses, mentorships, coaching sessions and website subscriptions and renewals in which payment is received before the service has been performed or if a customer contract expires. Deferred revenue is recognized into revenue as courses are attended in-person or on-line or coaching and mentor sessions are provided. While many of our course package contracts are two years, we consider the fulfillment of them as a current liability because a customer could complete a two year package in one year. We do have a few products that are scheduled to last beyond one year and are accounted for as long-term deferred revenue.

Revenue amounts are shown net of any sales tax.

Deferred course expenses

We defer licensing fees paid to Rich Dad Operating Company LLC (“RDOC”) and commissions and fees paid to our speakers and telemarketers until such time as the revenue is earned. Our speakers, who are all independent contractors, earn commissions on the cash receipts received at our training events and are paid approximately 45 days after the training event. The deferred course expenses are expensed as the corresponding deferred revenue is recognized. We also capitalize the commissions and fees paid to our speakers and expense them as the corresponding deferred revenue is recognized.

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Advertising expenses

We expense advertising as incurred. Advertising paid in advance is recorded as a prepaid expense until such time as the advertisement is published. We incurred approximately $17.5 million and $18.6 million in advertising expense for the years ended December 31, 2013 and 2012, respectively, which is included in advertising and sales expenses in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss). Included in prepaid expenses and other current assets is approximately $0.7 million and $0.5 million of prepaid media costs as of December 31, 2013 and 2012, respectively.

Income taxes

We account for income taxes in conformity with the requirements of ASC 740, Income Taxes (“ASC 740”). Per ASC 740, the provision for income taxes is calculated using the asset and liability approach of accounting for income taxes. We recognize deferred tax assets and liabilities, at enacted income tax rates, based on the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. We include any effects of changes in income tax rates or tax laws in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, we provide a corresponding valuation allowance against the deferred tax asset.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, disclosures and transition.

Foreign currency translation

We account for foreign currency translation in accordance with ASC 830, Foreign Currency Translation. The functional currencies of the Company’s foreign operations are the reported local currencies. Translation adjustments result from translating our foreign subsidiaries’ financial statements into United States dollars. The balance sheet accounts of our foreign subsidiaries are translated into United States dollars using the exchange rate in effect at the balance sheet date. Revenue and expenses are translated using average exchange rates for each month during the fiscal year. The resulting translation gains or losses are recorded as a component of accumulated other comprehensive income in stockholders’ deficit. Business is generally transacted in a single currency not requiring meaningful currency transaction costs. We do not practice hedging as the risks do not warrant the costs.

Earnings per share

Net income (loss) per share is computed by applying the provisions of ASC 260, Earnings Per Share (“ASC 260”). Basic net income (loss) per share is calculated using the weighted average number of common shares outstanding. Diluted income (loss) per share reflects the potential dilution that could occur from common shares issuable through stock options, restricted share grant awards and restricted performance shares, as appropriate.

As of December 31, 2013, there is a dilutive effect for the time based restricted shares and as of December 31, 2012, in accordance with the treasury stock method, there were no dilutive effects of the outstanding stock options or restricted stock awards. At December 31, 2013, there were 945,000 restricted share grant awards included in the calculation of earnings per share. At December 31, 2012 there were 10,000 stock options and 660,000 restricted share grant awards excluded from the calculation of earnings per share as these items were anti-dilutive. In addition, 200,000 restricted performance shares granted in 2013 vest based on the achievement of certain market conditions. In accordance with ASC 260, these shares are considered contingent shares and since the market conditions have not been satisfied, these shares are not considered in either the basic or diluted net income per share calculation.

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The following is a reconciliation of the numerator and denominator used in the computation of basic and diluted earnings per share for the fiscal years ended December 31, 2013 and 2012 (in thousands, except per share amounts):

	2013	2012
Numerator:
Net income (loss) attributable to Tigrent Inc.'s common stockholders	$4,329	$(5,556)
Denominator:
Weighted average shares outstanding - basic	13,784	13,138
Effect of dilutive securities:
Dilutive unvested restricted stock awards	879	-
Weighted average shares outstanding - diluted	14,663	13,138
Earnings (loss) per share - basic	$0.31	($0.42)
Earnings (loss) per share - diluted	$0.30	($0.42)

Stock-based compensation

We follow ASC 718, Stock Compensation, (“ASC 718”), which requires us to measure the cost of employee services received in exchange for all equity awards granted including stock options based on the estimated fair market value of the award as of the grant date. Compensation costs are recorded over the requisite service period which is generally the vesting period.

The amount of expense recognized in the consolidated financial statements represents the expense associated with restricted stock and stock options expected to ultimately vest based upon an estimated rate of forfeitures. Such compensation expense is included as a component of selling, general and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).

The rate of forfeitures is updated as necessary and any adjustments needed to recognize the fair value of restricted stock and stock options that actually vest or are forfeited are recorded. The Black-Scholes option pricing model, used to estimate the fair value of an award, requires the input of subjective assumptions, including the expected volatility of the Company's common stock and an option's expected life.

See Note 8—Stock-Based Compensation, for additional disclosures regarding our stock-based compensation.

Comprehensive income (loss)

Comprehensive income (loss) includes changes to equity accounts that were not the result of transactions with stockholders. Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss) items. Our comprehensive income (loss) generally consists of changes in the cumulative foreign currency translation adjustment.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements-Going Concern (Topic 205-40)” (“ASU 2014-15”). Under the standard, management is required to evaluate for each annual and interim reporting period whether it is a probable that the entity will not be able to meet its obligations as they become due within one year after the date that financial statements are issued, or are available to be issued, where applicable. ASU 2014-15 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. Accordingly, the standard is effective for us on January 1, 2017. We will be evaluating the impact, if any, that the standard will have on our financial condition, results of operations, and disclosures in the near future.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). The standard is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is not permitted. Accordingly, the standard is effective for us on January 1, 2017. We will be evaluating the impact, if any, that the standard will have on our financial condition, results of operations, and disclosures in the near future.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”) that changes the requirements for reporting discontinued operations in Subtopic 205-20. A discontinued operation may include a component of an entity or a group of components of an entity, or a business or nonprofit activity. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. ASU 2014-08 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. Accordingly, the standard is effective for us on January 1, 2015. We will be evaluating the impact, if any, that the standard will have on our financial condition, results of operations, and disclosures in the near future.

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In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740)” (“ASU 2013-11”) on the presentation of unrecognized tax benefits. This new guidance requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset when a net operating loss carry forward, a similar tax loss or a tax credit carry forward exists, with limited exceptions. This new guidance is effective for the periods beginning after December 15, 2013, and should be applied prospectively with retroactive application permitted. ASU 2013-11 did not have a material impact on our consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220)” requiring disclosure of amounts reclassified out of accumulated other comprehensive income (loss) by component. The amendment also requires entities to present significant amounts by the respective line items of net income (loss), either on the face of the income statement or in the notes to the financial statements for amounts required to be reclassified out of accumulated other comprehensive income (loss) in their entirety in the same reporting period. For other amounts that are not required to be reclassified to net income (loss) in their entirety, a cross-reference is required to other disclosures that provide additional details about those amounts. This guidance was effective prospectively for annual and interim periods beginning January 1, 2013 and is related to presentation only. Our adoption of the guidance did not impact our consolidated financial statements.

Note 3—Concentration Risk

Cash and Cash Equivalents

We maintain deposits in banks which may exceed the federal deposit insurance available. Management believes the potential risk of loss on these cash and cash equivalents to be minimal. All cash balances as of December 31, 2013 and 2012, including foreign subsidiaries, without FDIC coverage was $3.4 million and $1.8 million, respectively.

Revenue

A significant portion of our revenue is derived from the Rich Dad brands. For the years ended December 31, 2013 and 2012, Rich Dad brands provided 88% and 91% of our revenue, respectively. In addition, we have operations in the U.S., Canada and the United Kingdom (see Note 13).

Note 4—Impairment of Assets

We test for impairment annually or when events or changes in circumstances indicate that an assets carrying amount may not be recoverable. In accordance with ASC 820, Fair Value Measurements and Disclosures, we used Level 3 inputs for our nonrecurring measurements, defined as unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities, to measure estimated fair market values. In November 2012, Process America, Inc., our then primary credit card processor, filed for bankruptcy protection, preventing our access to our funds on deposit with them. Although we have an outstanding claim with the bankruptcy court, we believe that the $8.3 million deposit is uncollectible and, as a result, fully impaired this amount in our 2012 consolidated financial statements. We did not impair any assets during 2013.

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Note 5—Property and Equipment

Property and equipment consists of the following (in thousands):

	As of December 31,
	2013	2012
Land	$782	$782
Buildings	785	785
Software	2,607	2,613
Equipment	2,108	2,083
Furniture and fixtures	845	862
Building & leasehold improvements	1,115	1,101
Property and equipment	8,242	8,226
Less: accumulated depreciation	(6,950)	(6,810)
Property and equipment, net	$1,292	$1,416

Depreciation expense on property and equipment in each of the years ended December 31, 2013 and 2012 was approximately $0.3 million.

Note 6— Discontinued Operations and Related Disposal

In 2001, WIN CR II Trust, an affiliate of the Company, invested in Monterey del Mar, S.A. (“MDM”), a Panamanian corporation that was formed by unaffiliated promoters to acquire, develop and operate a beachfront hotel and land concession in Costa Rica known as Hotel Monterey Del Mar (the “Hotel”). However, because beach front property in Costa Rica must, by law, be owned or controlled only by Costa Rican citizens, the Hotel was acquired by Mar y Tierra del Oeste, a Costa Rican corporation (“MTO”) using the funds invested in MDM. To ensure the interests of the investors in MDM were protected, the Manager of MTO caused a Costa Rican trust to be formed (“IVR Trust”) into which 100% of the shares of MTO were held. The beneficiaries of the IVR Trust were the shareholders of MDM, pro rata.

The percentage interest of WIN CR II Trust in MDM (and therefore, the beneficial interest in the assets of IVR Trust) increased over time through the acquisition of shares of other investors in MDM such that from about 2007 through 2013 WIN CR II’s interest in MDM (and therefore the beneficial interest in the net assets of IVR Trust) was greater than 50% (67.5% in 2011, 2012 & 2013). Accordingly, the Company evaluated its beneficial interest in MTO, and thus the hotel and land concession, under ASC 810, “Consolidation” and determined that consolidation of the assets, liabilities, and financial results of MTO was appropriate. In making such determination, the Company considered such facts as the Company exercised elements of operational control over the Hotel and, through December 31, 2012, provided additional financial support to the Hotel. During the year ended December 31, 2012, the Company funded $0.2 million directly to the Hotel operations.

In 2011, the IVR Trust committed to a plan to sell the shares of stock MTO stock held by the IVR Trust, which included the hotel and land concession (the “Discontinued Operations”). Accordingly, as of December 31, 2011, the net assets of MTO were written down to their estimated fair value less costs to sell.

In accordance with ASC 360, Property, Plant and Equipment, the assets and liabilities of the Discontinued Operations were classified as held for sale and its operations reported as discontinued operations. As a result, the Company has classified in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) for all periods presented to reflect the operations as discontinued operations. In the accompanying Consolidated Statements of Cash Flows, the cash flows of discontinued operations are reported in the respective categories with those of continuing operations.

In September 2013, IVR Trust sold 100% of the shares of MTO to an unrelated third party for $1.0 million in the form of a note receivable in the amount of $0.8 million and cash of $0.2 million placed in escrow that was used to extinguish certain liabilities. Pursuant to the IVR Trust documents, the sales proceeds received by IVR Trust are to be distributed to the trust beneficiaries, (i.e., investors in MDM) pro rata. As part of the sale, substantially all of the membership interests in MDM acknowledged in writing that they would be entitled to receive distributions of sales proceeds from the Trust in substitution for their right to receive payments for their membership interests in MDM. Although the sale was secured by the hotel, we have fully reserved our interest in the note receivable because of the continuing losses, liabilities to third parties and complex local laws which cast doubt as to the probability of collection. As a result we recognized a $1.1 million loss on the sale of MTO as a loss on disposal of discontinued operations on the Consolidated Statements of Operations and Comprehensive Income (Loss) in 2013.

14

On the accompanying Consolidated Balance Sheets, as of December 31, 2012, the assets and liabilities of the Discontinued Operations are classified as held for sale and its operations reported as discontinued operations.

In conjunction with the sale of the shares of MTO, the IVR Trust negotiated a settlement on approximately $0.8 million in MTO’s third party liabilities for $0.1 million, resulting in a gain on extinguishment of $0.7 million, recorded in the loss on disposal of discontinued operations in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) in 2013.

MTO’s fiscal year ends on September 30; however, there was no material impact from that date through the Company’s fiscal year end of December 31.

The following table summarizes the results of Discontinued Operations for the years ended December 31, 2013 and 2012 (in thousands):

	Years ended December 31,
	2012	2013
Revenue	$380	$586
Loss from discontinued operations, before income taxes	(131)	(258)
Income taxes	-

Loss from discontinued operations	$(131)	$258

Note 7—Long-Term Debt

Long-term debt consists of the following (in thousands):

	December 31,
	2013	2012
First note payable to Rich Dad Operating Company, LLC ("RDOC") for $3.5 million in deferred royalty payments, as defined by the credit agreement entered into on March 25, 2011. This note is at a 6% interest rate. Beginning in April 2012, principal became payable monthly and interest will be paid quarterly with a maturity date of April 2015 (See Notes 11 and 15 for further discussion).	$1,600	$2,600

Second note payable to RDOC for additional deferred royalty payments, as defined by memorandum of understanding entered into on August15, 2012. This note is interest free with a maturity date of December 31, 2014. This debt was forgiven by RDOC in 2013. (See Note 11 for further discussion).	-	1,651

Note payable to individuals for the settlement of litigation related to ournoncontrolling interest entity in Costa Rica. Original face amount of $0.3 million in October 2009. Interest payable quarterly at an 8.0% interest rate beginning in January 2011. Principal and interest payable quarterly beginning in January 2013. This note was fully repaid in October 2013.	-	300

Other installment notes payable for equipment financing	35	50
Long-term debt	1,635	4,601
Less: current portion	(1,208)	(1,315)
Long-term debt, net of current portion	$427	$3,286

Long-term debt matures as follows (in thousands): $1,208 in 2014; $409 in 2015; $9 in 2016; and $9 in 2017.

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Note 8—Stock-based Compensation

2009 Incentive Plan

Our 2009 Incentive Plan, which was approved by our stockholders on September 2, 2009, provides for the issuance of up to 1.3 million shares of our common stock. The 2009 Incentive Plan allows for the granting of a broad range of award types, including stock options (incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units and other stock awards. Employees, directors, officers and consultants are eligible to receive awards. The purpose of the 2009 Incentive Plan is to motivate participants to achieve long range goals, attract and retain eligible employees, provide incentives competitive with other similarly situated companies and align the interest of employees and directors with those of our stockholders. The 2009 Incentive Plan is administered by the Compensation Committee of the Board of Directors. On December 22, 2010, the Compensation Committee approved restricted stock award grants for 900,000 shares of common stock to certain officers pursuant to the 2009 Incentive Plan. The awards vest fully on December 22, 2014, or upon a “change of control”, as defined in the 2009 Incentive Plan. In addition, on December 22, 2010, we awarded 20,000 shares of common stock to each of our three non-employee independent directors, valued at $0.06 per share, reflecting our stock price on the grant date. On March 3, 2011, the Compensation Committee approved restricted stock award grants for an aggregate of 85,000 shares of common stock to certain employees pursuant to the 2009 Incentive Plan. On November 9, 2011, the Compensation Committee approved restricted stock award grants for an aggregate of 90,000 shares of common stock to certain non-employee independent directors pursuant to the 2009 Incentive Plan. On December 12, 2011, the Compensation Committee approved restricted stock award grants for 100,000 shares of common stock to an officer pursuant to the 2009 Incentive Plan. In 2012, 375,000 shares of the approved restricted stock awards granted in 2010 were forfeited. On April 15, 2013, the Compensation Committee approved restricted stock award grants for an aggregate of 90,000 shares of common stock to certain non-employee independent directors pursuant to the 2009 Incentive Plan. On December 23, 2013, the Compensation Committee approved restricted stock award grants for an aggregate of 30,000 shares of common stock to a certain director pursuant to the 2009 Incentive Plan. In 2013, 45,000 shares of the approved restrictive stock awards granted in prior years were forfeited. On April 30, 2013, the Compensation Committee granted restricted stock award grants for an aggregate of 300,000 shares of common stock to a certain officer pursuant to the 2009 Incentive Plan. The awards vest fully on April 30, 2017, or upon a “change of control” as defined in the 2009 Incentive Plan. An aggregate of 65,000 shares remain available for further grants under this plan.

2012 Incentive Plan

Our 2012 Incentive Plan, which was approved by our stockholders on May 23, 2012, provides for the issuance of up to 750,000 shares of our common stock. This incentive plan supplements the 2009 Incentive Plan approved by the stockholders on September 2, 2009. The 2012 Incentive Plan allows for the granting of a broad range of award types, including stock options (incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units and other stock awards. Employees, directors, officers and consultants are eligible to receive awards. The purpose of the 2012 Incentive Plan is to motivate participants to achieve long range goals, attract and retain eligible employees, provide incentives competitive with other similarly situated companies and align the interest of employees and directors with those of our stockholders. The Incentive Plan is administered by the Compensation Committee of the Board of Directors. On April 30, 2013 the Compensation Committee granted restricted performance stock award grants for an aggregate of 200,000 shares of common stock to an officer pursuant to the 2012 Incentive Plan. The actual restricted shares that vest could be up to 300,000 shares if this officer exceeds performance criteria (as defined). If targets are met, the award vests 50,000 shares per year based on performance through 2017 or fully upon a “change of control” as defined in the Incentive Plan. In 2014, the first tranche of 50,000 restricted shares did not vest as the performance targets were not met. An aggregate of 550,000 shares remain available for further grants under this plan.

	Number of Shares	Weighted Average Grant Date
Restricted Stock Activity	(000’s)	Fair Value
Unvested at January 1, 2012	1,175	$0.12
Granted	30	0.06
Vested	(170)	0.19
Forfeited	(375)	0.06
Unvested at December 31, 2012	660	$0.14
Granted	390	0.14
Vested	(60)	0.46
Forfeited	(45)	0.09
Unvested at December 31, 2013	945	$0.12

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Compensation Expense and Related Valuation Techniques

In accordance with ASC 718, we record compensation expense for all stock based payment awards made to employees and directors under the Company’s Incentive Plans based on the market value of Tigrent’s common stock on the date of issuance. The value of the portion of the awards that is ultimately expected to vest is recognized as an expense over the requisite service periods on a straight-line basis. Unrecognized compensation expense associated with unvested share-based payment awards, consisting entirely of unvested restricted stock, was $115,450 and $93,100 at December 31, 2013 and 2012, respectively.  That cost is expected to be recognized over a weighted-average period of 1.9 years.

Our stock-based compensation expense was less than $0.1 million for each of the years ended December 31, 2013 and 2012, and is included in general and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss). There were no related income tax effects in either year.

Note 9—Employee Benefit Plan

We have a 401(k) employee savings plan for eligible employees that provide for a matching contribution from us, determined each year at our discretion. The Company did not match, and therefore incurred no expense, during 2013 and 2012.

Note 10—Income Taxes

We recognize deferred tax assets and liabilities, at enacted income tax rates, based on the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. We include any effects of changes in income tax rates or tax laws in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, we provide a corresponding valuation allowance against the deferred tax asset. In 2013 and 2012, we recorded a full valuation allowance against all net deferred tax assets because there was not sufficient evidence to conclude that we would more likely than not realize those assets prior to expiration.

As of December 31, 2013, we had approximately $4.1 million of federal net operating loss carryforwards, approximately $22.1 million of foreign net operating loss carryforwards and approximately $10.4 million of state net operating loss carryforwards. The federal loss carryforwards will begin to expire in 2032, the foreign loss carryforwards begin to expire in 2027 and the state net operating loss carryforwards begin to expire in 2024.

In April 2013, the Company received a federal income tax refund in the amount of $1.6 million that was recorded in income taxes receivable at December 31, 2012. The refund resulted from the carryback of a portion of the loss reflected on the Company’s U.S. federal income tax return for the year ended December 31, 2012 to the years ended December 31, 2010 and December 31, 2011.

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Our sources of income (loss) and income tax provision (benefit) are as follows (in thousands):

	Years ended December 31,
	2013	2012
Income (loss) before income taxes:
U.S.	$4,018	$(5,302)
Non-U.S.	401	(792)
Total income before income taxes	$4,419	$(6,094)
Provision (benefit) for taxes:
Current:
Federal	$-	$(1,711)
State	27	81
Non-U.S.	-	-
Total current	27	(1,630)
Deferred:
Federal	$423	$1,124
State	2	(6)
Non-U.S.	(887)	(200)
Total Deferred	(462)	918
Total income tax provision (benefit)	$(435)	$(712)

During the year ended December 31, 2013, we decreased the valuation allowance by $1.2 million.

The difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to income (loss) from continuing operations before income taxes is as follows (in thousands):

	Years ended December 31,
	2013		2012
Computed expected federal tax expense	$1,547	35.0%	$(2,133)	35.0%
Valuation allowance	(1,234)	-27.9%	1,420	-23.3%
Foreign bad debt write-off	(432)	-9.8%	-
State income, net of federal benefit	82	1.9%	(135)	2.2%
Non-U.S. income taxed at different rates	33	0.7%	63	-1.0%
Uncertain tax position expense	(492)	-11.1%	169	-2.8%
Other	61	1.4%	(96)	1.6%
Total income tax provision (benefit)	$(435)	-9.8%	$(712)	11.7%

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Deferred income tax assets and liabilities reflect the net tax effects of (i) temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts for income tax purposes and (ii) operating loss carryforwards. The tax effects of significant components of our deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2013	2012
Deferred tax assets:
Net operating losses	5,966	$7,139
Tax credits	-	101
Accrued compensation, bonuses, severance	57	68
Allowance for bad debt	140	148
Intangible amortization	201	251
Legal settlement payable	-	113
Impaired assets	240	240
Accrued expenses	23	10
Deferred revenue	9,635	10,962
Depreciation	259	235
Capital loss carryover	1,254	388
Valuation allowance	(13,496)	(14,731)
Total deferred tax assets	$4,279	$4,924
Deferred tax liabilities:
Deferred course expenses	$(4,279)	$(4,924)
Total deferred tax liabilities	(4,279)	(4,924)
Net deferred tax asset	$-	$-

Deferred tax benefit related to the foreign currency translation adjustment was not material and was fully offset by a corresponding increase in the valuation allowance. These amounts, which net to zero, are reported in other comprehensive income. The deferred tax assets presented above for net operating losses and credits have been reduced by liabilities for unrecognized tax benefits.

The Company does not expect to repatriate earnings from its foreign subsidiaries because the cumulative earnings and profits of the foreign subsidiaries as of December 31, 2013 and 2012 are negative. Accordingly, no U.S. federal or state income taxes have been provided thereon.

During 2013, in accordance with GAAP, we increased the amount of the accrued liability pertaining to uncertain tax positions by $0.5 million, from the total liability of $1.7 million at December 31, 2012 to a total liability of $2.2 million at December 31, 2013. We include interest and penalties in the liability for uncertain tax positions. Accrued interest and penalties on uncertain tax positions were approximately $0.1 million and $0.5 million at December 31, 2013 and 2012, respectively. Penalty and interest expense was accrued related to uncertain tax positions of ($0.5) million and $0.0 million for the years ended December 31, 2013 and 2012, respectively. We recognize interest and penalties related to uncertain tax positions as tax expense.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	2013	2012
Unrecognized tax benefits - January 1	$1,720	$1,705
Gross increases - tax positions in prior period	1	48
Gross decreases - tax positions in prior period	(18)	(33)
Gross increases - tax positions in current period	1,514	-
Settlement	(1,052)	-
Lapse in statute of limitations	-	-
Unrecognized tax benefits - December 31	$2,165	$1,720

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During the year ended December 31, 2013, the Canada Revenue Agency concluded their audit of the international transactions of Rich Dad Education Ltd, a Canadian subsidiary of Tigrent Inc., for the years ended December 31, 2007, 2008 and 2009 with no material adjustments. The $1.1 million reduction during 2013 for the settlement of prior year tax positions is due to the resolution of this Canadian transfer pricing audit.

The total liability for unrecognized tax benefits at December 31, 2013 is reflected in the Consolidated Balance Sheets as follows:

	December 31,
	2013	2012
Reduction of net operating loss carryforwards	$2,003	$1,167
Reduction of tax credit carryforwards	101	-
Total reductions of deferred tax assets	2,104	1,167
Noncurrent tax liability (reflected in Other long-term liabilities)	61	553
Total liability for unrecognized tax benefits	$2,165	$1,720

We do not expect any significant changes to unrecognized tax benefits in the next year.

At December 31, 2013 and 2012, Tigrent estimated that $0.1 million and $0.5 million, respectively, of the unrecognized tax benefits, if recognized, would impact the effective tax rate. A substantial portion of our liability for uncertain tax benefits is recorded as a reduction of net operating losses and tax credit carryforwards.

During the year ended December 31, 2013, the Internal Revenue Service (“IRS”) completed their examination of the corporation tax returns of Tigrent Inc. and Subsidiaries of our federal tax returns for the years ended December 31, 2005, 2006, and 2007. The only resulting adjustments were those that were originally proposed by the Company. All material effects of these adjustments are reflected in the current consolidated financial statements.

On April 12, 2013, we were notified by the Canadian revenue Agency of their intent to audit the income tax returns of Rich Dad Education Ltd. for the years ended December 31, 2010 and 2011. This audit is currently in process and we believe that our accruals included in our 2013 consolidated financial statements are adequate.

Our federal and state tax returns and the majority of our state income tax returns, for all years after 2009 are subject to examination by tax authorities. Some 2008 state tax returns remain subject to examination by tax authorities. Our Canadian tax returns for all years after 2007 are subject to examination, as are our United Kingdom tax returns for all years after 2009.

Note 11—Certain Relationships and Related Transactions

Since 2006, we have had a contractual relationship with entities that control the Rich Dad brand, which promote the financial philosophy espoused by Robert Kiyosaki in his book, Rich Dad Poor Dad. Pursuant to a license agreement dated July 6, 2006 (“Rich Dad License Agreement”), we were the controlling member of Rich Dad Education, LLC (“RDE”), a limited liability company that was granted a license to use the Rich Dad trademarks, trade names and other business information in seminars that it conducted in the U.S., Canada and the United Kingdom. During the subsequent years, we have amended, replaced and/or entered into new agreements with Rich Dad Operating Company, LLC (“RDOC”) pertaining to our business relationship, as discussed further in the following paragraphs.

On May 26, 2010, we entered into definitive agreements with Rich Dad Operating Company, LLC (“RDOC”) and Rich Global, LLC (the “Rich Dad Parties”) to restructure the agreements under which we license and operate the Rich Dad brand.  The Rich Dad Parties are entities controlled by Robert and Kim Kiyosaki.  In connection with the restructuring, we entered into (i) a License Agreement with RDOC (the “2010 Rich Dad License Agreement”), relating to the Rich Dad brand, and (ii) a Settlement Agreement and Release with the Rich Dad Parties, (the “Settlement Agreement”), relating to the previous Rich Dad License Agreement for the Rich Dad brand.

In accordance with the terms of the Settlement Agreement, we issued 9.9% of our then outstanding common stock (1,290,000 shares) to Rich Global, LLC and redeemed their 49% membership interest in RDE. The Rich Dad Parties agreed to transfer the RDE assets to us, except for the data base of customer names and customer leads, resulting in full ownership by us of the business previously conducted by RDE. We agreed to dissolve RDE and terminate the license and administrative services agreements associated with RDE. We have responsibility for any and all liabilities remaining in RDE, including but not limited to obligations related to the fulfillment of course work for the Rich Dad students. We agreed to release the Rich Dad Parties from all general claims related to RDE and they agreed to release us from specific claims that they made against us and RDE in connection with its alleged default letter dated March 27, 2009. Among other things, the Settlement Agreement proposed enhanced cooperation in advertising, marketing, and educational programs between us and RDOC through a customer contact and data base management strategy that emphasized seamless support of the Rich Dad brand and its customers.

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The 2010 Rich Dad License Agreement was for a term ending December 31, 2014. The 2010 Rich Dad License gave us the exclusive right to use Rich Dad intellectual property for services and products in live seminars and training courses in the U.S., Canada and the United Kingdom. The 2010 Rich Dad License Agreement also provided that we establish escrow and cash collateral accounts in an aggregate amount equal to 30% of our deferred revenues during the term of the 2010 Rich Dad License Agreement (the “Reserve Goal”) to secure, in part, our contractual commitments to the customers who purchased Rich Dad and other courses from us. After the Reserve Goal was met, we paid (i) to RDOC a current royalty (“Current Royalty”) of 3% of Gross Revenues and (ii) into the escrow account a deferred royalty of 5% of Gross Revenues (“Unfulfilled Royalty”). Under the 2010 Rich Dad License Agreement, the term “Gross Revenues” meant gross revenues related to the Rich Dad brands, net of merchant fees, taxes, shipping, refunds, rebates, bad debt and sums paid to RDOC’s third party coaching provider under a separate cross marketing agreement. In addition, we were required by the 2010 Rich Dad License Agreement to pay into the cash collateral account on a monthly basis the amount by which the average cash balance of all unrestricted funds in our accounts for the prior 90 day period (excluding the proceeds from the sale of, or other realization upon, any non-core assets or any cash accounts from RDE made available to us) exceeded $6 million. As of December 31, 2012, $1.6 million of funds held in this cash collateral account are included in restricted cash required by related party on the Consolidated Balance Sheet. Our merchant deposit (i.e., credit card processor) reserve funds would also be credited to the Reserve Goal. After the Reserve Goal was met, we were required to pay RDOC royalty payments equal to 10% of Gross Revenues in lieu of paying the current royalty to RDOC and the unfulfilled royalty into the escrow account. If the combined amounts in the escrow account and the cash collateral account exceeded the Reserve Goal, the excess funds could be withdrawn from the escrow account twice each year and applied to the deferred fulfillment royalties that are due to RDOC. In addition, on a quarterly basis, RDOC could withdraw 40% of payments into the escrow account during the prior three-month period. The 2010 Rich Dad License Agreement contained covenants relating to performance standards and cash operating profits. We were limited in making any capital expenditures with respect to any businesses other than the Rich Dad Education Business that exceed $500,000 per year without obtaining written approval from RDOC. We were also required to consult with RDOC prior to hiring a Chief Executive Officer, Chief Financial Officer or any other officer who reports directly to the Chief Executive Officer. RDOC had the right to have one representative observe all meetings of our Board of Directors in a non-voting capacity.

On March 25, 2011, we entered into a credit agreement with RDOC (“Credit Agreement”) that converted approximately $3.5 million of royalty payments due as of December 31, 2010 into a promissory note with stated terms.

On August 31, 2012, we entered into a Memorandum of Understanding (“MOU”) with RDOC, whereby RDOC consented to the deferral by Tigrent of payment due under the 2010 License Agreement for (x) the shortfall of royalties payable by us for the month of July 2012 and (y) the entirety of royalties for each of the months of August and September 2012, all in the aggregate amount of $1.7 million. The payment obligations for such deferrals was evidenced in an unsecured interest-free demand note payable from Tigrent to Rich Dad with a maturity date of December 31, 2014. The MOU also provided for (i) the appointment of Anthony C. Humpage to be Chief Executive Officer of Tigrent, (ii) the parties to amend the terms of the 2010 Rich Dad License Agreement to provide for the termination of such Agreement upon the occurrence of a Change in Control of Tigrent, as such term is defined in the Agreement and (iii) the parties to amend the Credit Agreement with RDOC to provide for the acceleration of the due date of all sums payable by Tigrent thereunder upon a Change of Control of Tigrent.

On or about September 18, 2012, Tigrent entered into (i) a First Amendment to the Credit Agreement and First Amendment to Promissory Note to provide that a Change of Control of Tigrent (as defined in the First Amendment) would constitute an Event of Default pursuant to which all indebtedness of Tigrent under the Credit Agreement shall automatically become due and payable, and (ii) a First Amendment to the 2010 Rich Dad License Agreement that provided that the License Agreement would terminate, without further action of the parties, upon a Change of Control of Tigrent.

On March 15, 2013, we entered into (i) a Second Amendment to the 2010 Rich Dad License Agreement with RDOC pursuant to which we were granted the exclusive right to develop, market, and sell Rich Dad-branded live seminars, training courses, and related products worldwide and (ii) a related Royalty Payment Agreement. Under this Second Amendment and Royalty Payment Agreement, Tigrent had the unilateral right to retroactively pay up to half of each month’s royalties in the form of an interest-free promissory note, and up to 100% of each month’s royalties in the form of an interest free promissory note with the consent of RDOC. Promissory notes issued under this Second Amendment were due and payable on December 31, 2014 (i.e. the date of expiration of the 2010 Rich Dad License Agreement), but could be prepaid at any time without penalty. The Second Amendment and Royalty Payment Agreement also provided that the promissory notes issued thereunder would automatically convert into shares of preferred stock upon a Change of Control of Tigrent as defined in the Royalty Payment Agreement. We issued a series of promissory notes under this Second Amendment and Royalty Payment Agreement totaling $3.6 million in royalties for the months commencing October 2012 through August 2013, inclusive. (As a result, $1.2 million of royalties payable in the current liabilities in the accompanying Consolidated Balance Sheets, at December 31, 2012, was classified as long-term debt at December 31, 2013). All current and future royalties payable to RDOC were deferrable under this Amendment.

21

Effective September 1, 2013, we entered into a new licensing and related agreements with RDOC (collectively the “2013 License”) that replace the 2010 License Agreement that was scheduled to expire at the end of 2014. The initial term of the 2013 License expires August 31, 2018, but continues thereafter on a yearly basis unless one of the parties provides timely notice of termination. The 2013 License also (i) reduces the royalty rate payable to RDOC compared to the 2010 License Agreement; (ii) broadens the Company’s exclusivity rights to include education seminars delivered in any medium; (iii) eliminates the cash collateral requirements and related financial covenants contained in the 2010 License Agreement; (iv) continues the right of Tigrent to pay royalties via a promissory note that is convertible to preferred shares upon the occurrence of a Change in Control (as defined in the 2013 License Agreement); (v) continues the presence of an RDOC representative on the Tigrent’s Board of Directors; (vi) eliminated approximately $1.6 million in debt in the accompanying Consolidated Balance Sheets of Tigrent as a result of debt forgiveness provided for in the agreement terminating the 2010 License Agreement; and (vii) converted another approximately $4.6 million in debt to 1,549,882 shares of common stock of Tigrent. The debt forgiveness of $1.6 million is shown in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2013. The conversion of the debt to equity of $4.6 million is shown in the Consolidated Statements of Changes in Stockholders’ Deficit for 2013. The unconverted debt at December 31, 2013 would convert to 1,600 shares of preferred stock upon a Change of Control (as defined) at a conversion rate of $1,000 per share.

See Notes 14 and 15 for additional discussion.

Note 12— Capital Stock

Series A Preferred Stock. Pursuant to its Articles of Incorporation, the Company is authorized to issue 10 million shares of Preferred Stock in one or more series at the discretion of the Board of Directors. In 2012, the Board of Directors of the Company created a new series of Preferred Stock designated “Series A Preferred Stock” that could be issued to RDOC in accordance with the terms of the Company’s Royalty Payment Agreement with RDOC. (See Note 11 above, for a discussion of the Royalty Payment Agreement.) The number of shares of Series A Preferred Stock authorized is 25,000 and is included in the 10 million shares of Authorized Preferred Stock.

Rank - The Series A Preferred Stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company: (i) senior to all classes or series of the Company’s common stock (“Common Stock”), and all classes or series of capital stock of the Company now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; (ii) on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company; and (iii) junior to any class or series of capital stock of the Company expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Stock prior to conversion or exchange. The Series A Preferred Stock will rank junior in right of payment to the Company’s other existing and future debt obligations.

Dividend Right - Holders of Series A Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, but only out of funds that are legally available therefore, cash dividends at the rate of one percent (1%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors. The “Original Issue Price” of the Series A Preferred Stock is One Thousand Dollars ($1,000) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

22

Except as otherwise approved by the Board of Directors of the Company and a majority of the holders of Series A Preferred Stock, so long as any shares of Series A Preferred Stock are outstanding, the Company may not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends on the Series A Preferred Stock shall declared by the Company have been paid or declared and set apart, except for:

(i)                   acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company;

(ii)                 acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii)                distributions to holders of Common Stock upon liquidation.

Except as otherwise approved by the Board of Directors of the Company and a majority of the holders of Series A Preferred Stock,in the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series A Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

Liquidation Preference - Upon (i) a “change of control” of the Company or (ii) any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (collectively, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in a change of control) for each share of Series A Preferred Stock held by them, an amount per share of Series A Preferred Stock equal to the Original Issue Price plus all declared and unpaid dividends on the Series A Preferred Stock. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred Stock, then such assets (or consideration) shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Voting Rights - Each holder of shares of the Series A Preferred Stock shall be entitled to 1,000 votes per share of the Series A Preferred Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company (the “Bylaws”). Except as otherwise provided herein or as required by law, the Series A Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

Separate Vote of Series A Preferred Stock - For so long as any shares of Series A Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

Any agreement by the Company or its stockholders regarding a merger, sale of all or substantially all the assets, liquidation, dissolution or winding up of the Company (including a Change of Control (as defined in Section 4 hereof);

Any amendment, alteration, or repeal of any provision of the Articles (including any filing of a Certificate of Designation) or any agreement by the Company that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred Stock so as to affect them adversely;

Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

Any authorization or any designation (or any obligation to authorize or designate), whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred Stock in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such class or series;

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Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than dividends required pursuant to Section 3 hereof (except for acquisitions of Common Stock by the Company with the approval of the Board of Directors permitted by Section 3(c)(i), (ii) and (iii) hereof, and redemptions pursuant to Section 7 hereof);

Any amendment, alteration, or repeal of any provision of the Articles or the Bylaws of the Company;

Any increase or decrease in the authorized number of members of the Board of Directors.

Any transaction that encumbers all or substantially all of Company’s property or business or grants an exclusive license for all or substantially all of its intellectual property, or any incurrence of indebtedness in excess of $1 million individually or $5 million in the aggregate in any 12-month period; provided that this restrictions shall not apply in connection with commercial credit arrangements, equipment financings or similar transactions with financial institutions, equipment lessors or similar entities, the terms of which are approved by the Board of Directors.

Election of Board of Directors - For so long as any shares of Series A Preferred Stock remain outstanding and the Licensing Agreement with and effective date of March 16, 2010 between the Company and Rich Dad is no longer effective, resulting in Rich Dad no longer being entitled to designate any member of the Board of Directors, then the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of Common Stock and Series A Preferred Stock, voting together as a single class on the basis of 1,000 votes per share of Series A Preferred Stock, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of director, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

Conversion Rights - The Series A Preferred Stock will not be convertible into Common Stock or any other securities of the Company.

Redemption - The Company, to the extent it may lawfully do so, may redeem any or all of the Series A Preferred Stock.

Registration Rights - Holders of the Series A Preferred Stock will not have any registration rights with respect to the Series A Preferred Stock.

No Preemptive Rights - No holder of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Company.

Note 13— Segment Information

We manage our business in three operating segments based on geographic areas for which operating managers are responsible to the Chief Operations Officer. As such, operating results, as reported below, are reviewed regularly by our Chief Operating Officer, or Chief Operating Decision Maker (“CODM”) and other members of the executive team. Revenues are derived from the sale of real estate and financial market training courses, programs and products as listed below.

Many costs to acquire customers have been expended before a customer attends any basic or advanced training. Those costs include media, travel and lodging facilities and instructor fees for the preview workshops and are expensed when incurred. Licensing fees paid to the Rich Dad Parties and telemarketing and speaker commissions are deferred and recognized when the related revenue is recognized. Revenue recognition of  course fees paid by customers to enroll in any basic or advanced training courses at registration is deferred until (i) the course is attended by the customer, (ii) the customer has received the course content in an electronic format, (iii) the contract expires, triggering revenue recognition through course breakage.  It is only after one of those three occurrences that revenue is considered earned. Thus, reporting in accordance with GAAP creates significant timing differences between the receipt and disbursement of cash and the recognition of the related revenue and expenses, both in the accompanying Consolidated Statements of Cash Flows and Consolidated Statements of Operations and Comprehensive Income (Loss). As a result of these timing differences, our operating cash flows can vary significantly from our results of operations for the same period. For this reason, we believe Adjusted EBITDA is an important non-GAAP financial measure that is utilized by the CODM.

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As used in our operating data, EBITDA is defined as net income (loss) excluding the impact of: interest expense; interest income; income tax provision; and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA adjusted for: asset impairments; debt forgiveness; other income, net:gain/loss from sale of assets; legal settlements; impacts from our noncontrolling interests, losses from discontinued operations, the net change in deferred revenue; and the net change in deferred course expenses. Adjusted EBITDA is not a financial performance measurement according to GAAP.

We use Adjusted EBITDA as a key measure in evaluating our operations and decision-making. We feel it is a useful measure in determining our performance since it takes into account the change in deferred revenue and deferred course expenses in combination with our operating expenses. We reference Adjusted EBITDA frequently, since it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance in our industry. We plan and forecast our business using Adjusted EBITDA, with comparisons of actual to planned and forecasted Adjusted EBITDA and we provide incentives to management based on Adjusted EBITDA goals. In addition, we provide Adjusted EBITDA because we believe investors and security analysts find it to be a useful measure for evaluating our performance.

Adjusted EBITDA has material limitations and should not be considered as an alternative to net income (loss), cash flows provided by operations, investing or financing activities or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Items excluded from Adjusted EBITDA are significant components in understanding our financial performance. Because Adjusted EBITDA is not a financial measurement calculated in accordance with GAAP and is subject to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of performance used by other companies.

The proportion of our total revenue and net income, and Adjusted EBITDA attributable to each operating segment is as follows:

For the Year Ended December 31, 2013	U.S.	Canada	U.K and other Markets	Total

Revenues	$63,294	$7,481	$14,343	$85,118
Changes in deferred revenue	(9,709)	(268)	2,627	(7,350)
Cash based sales	$53,585	$7,213	$16,970	$77,768

Net income atrributable to Tigrent Inc.	3,041	152	1,136	4,329
Interest income	(17)	(1)	-	(18)
Interest expense	175	-	7	182
Provision (benefit) for income taxes	452	(887)	-	(435)
Depreciation and amortization	264	1	11	276
Other income, net	319	(160)	(708)	(549)
Forgiveness of debt	(1,652)	-	-	(1,652)
Loss on disposition of assets	11	-	5	16
Loss on discontinued operations	525	-	-	525
Net change in deferred revenue	(9,709)	(268)	2,627	(7,350)
Net change in deferred course expenses	1,732	(6)	(267)	1,459
Adjusted EBITDA	$(4,859)	$(1,169)	$2,811	$(3,217)

All Assets	$20,890	$2,344	$3,426	$26,660

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For the Year Ended December 31, 2012	U.S.	Canada	U.K and other Markets	Total

Revenues	$66,603	$7,102	$10,327	$84,032
Changes in deferred revenue	(4,097)	1,058	1,250	(1,789)
Cash based sales	$62,506	$8,160	$11,577	$82,243

Net (loss) atrributable to Tigrent Inc.	(4,964)	(478)	(114)	(5,556)
Interest income	(14)	(1)	-	(15)
Interest expense	242	-	-	242
Benefit for income taxes	(513)	(199)	-	(712)
Depreciation and amortization	291	-	5	296
Impairment of deposits with credit card processor	8,313	-	-	8,313
Other income, net	(728)	(312)	(236)	(1,276)
Noncontrolling interest	(84)	-	-	(84)
Gain on disposition of assets	(22)	-	-	(22)
Losses from discontinued operations	258	-	-	258
Net change in deferred revenue	(4,097)	1,058	1,250	(1,789)
Net change in deferred course expenses	246	(391)	(125)	(270)
Adjusted EBITDA	$(1,072)	$(323)	$780	$(615)

All Assets	$26,298	$2,019	$2,138	$30,455

Revenues are derived from the sale of real estate and financial market training courses, programs and products as listed below:

	Years Ended December 31,
	2013	2012

Proprietary brands:
Real estate training	$9,265	$6,444
Financial markets training	757	714
Subtotal	10,022	7,158

Rich Dad Education:
Real estate training	64,339	63,790
Financial markets training	10,757	13,084
Subtotal	75,096	76,874
Total revenues	$85,118	$84,032

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Note 14—Commitments and Contingencies

Operating leases

  We lease office space for administrative and training requirements. These leases expire through February 2019 and some of them have renewal options and purchase options. In addition, certain office space leases provide for rent adjustment increases. The accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) reflects rent expense on a straight-line basis over the term of the lease.

Except for a lease for a condo with our Chief Executive Officer, there are no related party leases. Rent expense for the years ended December 31, 2013 and 2012 was approximately $0.7 million and $0.6 million, respectively.

We are committed to cash expenditures with respect to the contractual operating lease obligations set forth as follows: $0.8 million in 2014; $0.4 million in 2015; $0.2 million in 2016, 2017 and 2018; and, less than$ 0.1 million thereafter.

Custodial and Counterparty Risk

The Company is subject to custodial and other potential forms of counterparty risk in respect of a variety of contractual and operational matters.  In the course of ongoing company-wide risk assessment, management monitors the Company arrangements that involve potential counterparty risk, including the custodial risk associated with amounts prepaid to certain vendors and deposits with credit card and other payment processors. Deposits held by our credit card processors at December 31, 2013 and 2012 were $2.6 million and $1.6 million, respectively. These balances are included on the Consolidated Balance Sheets in restricted cash in 2013 and deposits with credit card processors in 2012. While these balances reside in major financial institutions, they are only partially covered by federal deposit insurance and are subject to the financial risk of the parties holding these funds. We do utilize Certificate of Deposit Account Registry Service (CDARS) to reduce banking risk for a portion of our cash in the United States. Within a CDAR are numerous individual investments all below the FDIC limits thus one hundred percent insuring that portion of our cash.

Litigation

Tigrent Group Inc., Rich Dad Education, LLC, and Tigrent Enterprises Inc. v. Cynergy Holding, LLC, Bank of America, N.A., BA Merchant Services, LLC, BMO Harris Bank, N.A. and Moneris Solutions Corporation, was originally filed in the U.S. District Court for the Eastern District of New York (No. 13 Civ. 03708) on June 28, 2013, but, due to a challenge to federal jurisdiction, was subsequently recommenced in the Supreme Court of New York, County of Queens (No. 703951/2013), on September 19, 2013.  In the lawsuit, we are seeking, among other things, recovery of the $8.3 million in reserve funds withheld from us in connection with credit card processing agreements executed with the Defendant credit card processing entities as well as with Process America (“PA”), a so-called “Independent Sales Organization” that places merchants with credit card processors.  The Amended Complaint alleges that the Defendants breached their contractual obligations to us under our credit card processing agreements by improperly processing and transferring our reserve funds to PA.  We allege that Bank of America and BA Merchant Services are liable for a portion of our total damages arising from these breach of contract claims (approximately $4.7 million), while Cynergy, Harris Bank, and Moneris are liable for the total damages of approximately $8.3 million.  We also allege that Cynergy, Harris Bank and Moneris committed common law fraud and negligent misrepresentation by failing to disclose to us the unauthorized processing and transfers to PA notwithstanding their knowledge of the mishandling of funds and of the fact that PA had failed to maintain the reserve funds as required under the agreements.  Pursuant to both of these claims, we allege that we are entitled to recover the full amount of our damages, as well as, with respect to the fraud claim and punitive damages.

Tigrent Group Inc. v. Process America, Inc., Case No 1:12-cv-01314-RLM, filed March 16, 2012 in the U.S. District Court for the Eastern District of New York. In this case we sought the return of the $8.3 million credit card merchant reserve account deposit held by Process America, a so-called “Independent Sales Organization” that places merchants with credit card processors. On November 12, 2012, PA filed for bankruptcy protection in the U.S. Bankruptcy Court for the Central District of California (“Bankruptcy Court.”) On December 3, 2012, the Bankruptcy Court obtained jurisdiction of our dispute with PA. On June 21, 2013, the Tigrent Group filed its proof of claim with Bankruptcy Court in the amount of $8.3 million.

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Tigrent and Tranquility Bay of Southwest Florida, LLC v. Gulf Gateway Enterprises, LLC, Dunlap Enterprises, LLC, Anthony Scott Dunlap, Peter Gutierrez, and Ignacio Guigou, Case No. 11-CA-000342 filed January 28, 2011 in the 20th Judicial Circuit, Lee County, FL Civil Division. This is a suit brought by the Company and its affiliate, Tranquility Bay of Southwest Florida, LLC (“TBSWF”), of which the Company is the sole member. This suit (hereinafter referred to as Tigrent v. GGE) was brought to enforce the terms of a settlement agreement with the defendants that resolved a prior mortgage foreclosure suit brought by the Company to foreclose on property owned by TBSWF in Lee County, Florida (the “2009 Settlement”). Pursuant to the 2009 Settlement, the Company acquired the membership interest in TBSWF and the defendants made certain representations and warranties, and undertook certain obligations, regarding TBSWF and the property it owned. In the 2011 lawsuit, the Company and TBSWF alleged that the defendants breached the 2009 Settlement Agreement. The defendants and Drevid, LLC, another party to the 2009 Settlement, filed various counter- and cross-complaints against the Company and TWBSF for transferring the real property owned by TBSWF to a third party in 2010, allegedly in violation of the 2009 Settlement. Trial was held in the 20th Judicial Circuit, Lee County Florida and on August 4, 2014, the Court entered an order entering judgment in favor of the Company and TBSWF on the defendants’ counterclaims and Drevid LLC’s cross-claims and awarding the Company and TBSWF $0.3 million in damages. The Company and TWBSF have filed a motion for its attorneys’ fees and pre-judgment interest on August 7, 2014. On August 8, 2014, the defendants and Drevid have filed Motions to Alter or Amend the Judgment and for New Trial and/or Rehearing. On October 22, 2014, the Court granted our motion for attorneys' fees and prejudgment interest and reserved jurisdiction to determine the amount of such fees and costs to be awarded to us. Also, on October 22, 2014, the Court denied the defendants' and Drevid's motions to Alter or Amend the Judgment and for a New Trial and/or Rehearing.

In a matter related to Tigrent Inc. et al. v. Gulf Gateway Enterprises, LLC, et al., Case No. 11-CA-000342, as described above, the law firm of Aloia and Roland, LLP has filed a lawsuit captioned Aloia and Roland , LLP v. Anthony Scott Dunlap, Dunlap Enterprises, LLC, Tranquility Bay of Pine Island, LLC and Tranquility Bay of Southwest Florida, LLC, in the 20th Judicial Circuit for Lee County Florida to (i) enforce the terms of a promissory note in the principal amount of $0.1 million allegedly issued by our affiliate,TBSWF, in payment of attorneys allegedly owed by TBSWF to the plaintiff, plus interest and late fees through the date of filing in the combined amount of $0.1 million and (ii) to foreclose on a mortgage that placed by Aloia and Roland, LLP on the real property that was owned by TBSWF and transferred in 2010 that was the subject of the Tigrent v. GGE lawsuit described in the immediately preceding paragraph. This mortgage was placed on the real property prior to the Company acquiring TBSWF. The placing of the mortgage on the real property was found by the court in Tigrent v. GGE to be a breach by the defendants and Drevid of the 2009 Settlement Agreement for which judgment was entered in favor of the Company and TBSWF . The Company is not a party to the lawsuit. TBSWF has defenses in this matter, although there can be no guarantee of a favorable outcome. In addition, TBSWF has made demand for indemnification on the Tigrent v. GGE defendants and Drevid, LLC under the 2009 Settlement Agreement.

Tranquility Bay of Southwest Florida, LLC v. Michael A. Schlosser; Rebecca H. Schlosser; Drevid, LLC; Anthony Scott Dunlap; Kayleen A. Dunlap; Dunlap Enterprises, LLC; GGE, LLC; Peter Gutierrez, and Ignacio, Case No. 14-CA-003160, filed October 30, 2014 in the Circuit Court of the 20th Judicial Circuit for Lee County, Florida. In another matter related to Tigrent Inc. et al. v. Gulf Gateway Enterprises, LLC, et al., Case No. 11-CA-000342, as described above, TBSWF seeks a declaratory judgment against all defendants that (i) a promissory note allegedly issued to Michael Schlosser by Dunlap Enterprises, LLC on behalf of TBSWF in 2009 in the principal amount of approximately $2.2 million plus interest through August 3, 2014 in the amount of approximately $2.2 million (the “Schlosser Note”) is invalid and unforceable, (ii) Dunlap Enterprises, LLC lacked the authority to execute the Schlosser Note on behalf of TBSWF, (iii) TBWSF received no consideration for the purported execution of the Schlosser Note, (iv) that the Schlosser Note is in fact a consolidation of debt incurred by defendants Anthony Scott Dunlap, Kayleen Dunlap, Dunlap Enterprises, LLC, and GGE, LLC, (v) all rights to the Schlosser Note were previously assigned to Drevid, LLC, and (vi) such other and further relief as deemed just and proper by the Court. The Schlosser Note was issued prior to the Company acquiring TBSWF. Michael Schlosser is affiliated with Drevid, LLC, a party to the Tigrent v. GGE lawsuit described above. The failure to inform the Company and TBSWF of the existence of the Schlosser Note was found by the court in Tigrent v. GGE to be a breach by the defendants and Drevid of the 2009 Settlement for which judgment was entered in favor of the Company and TBSWF. The Company is not a party to the Note. In addition, TBSWF seeks indemnification from Mr. Dunlap, Dunlap Enterprises, LLC, Mr. Guigio and Mr. Gutierrez under the 2009 Settlement for fees and costs incurred by TBSWF in defending against claims by Michael Schlosser and Rebecca Schlosser under the Schlosser Note, including damages and prejudgment interest, and any additional relief deemed just and proper by the Court.

Watson v. Whitney Education Group, Inc. Russ Whitney, United Mortgage Corporation, Gulfstream Realty and Development, Inc. Douglas Realty, Inc. and Paradise Title Services, Inc., first filed September 21, 2007 in the in 20th Judicial Circuit, Lee County, FL, Case No. 07-CA-011207. In this case (hereinafter referred to as “Watson v. WEG”), Jeffrey Watson (“Watson”) alleged against Whitney Education Group, Inc., a subsidiary of the Company, causes of action for breach of contract, breach of fiduciary duty, violation of Florida’s Deceptive and Unfair Trade Practices Act, breach of contractual obligation of good faith, constructive fraud, conspiracy to commit fraud, declaratory judgment, fraud in the inducement, Florida RICO conspiracy, and federal RICO conspiracy, based upon losses Watson alleges he incurred as the result of his purchase of real property from Gulfstream Realty and Development, an entity affiliated with Mr. Whitney, and with whom the WEG had a student referral agreement. Watson seeks compensatory damages in an unspecified amount, punitive damages, treble damages, injunctive relief, declaratory relief, and fees and costs. The Company is defending and indemnifying Mr. Whitney subject to and in accordance with the Company’s by-laws. WEG has filed a motion to dismiss, which is still awaiting a ruling from the court.

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In related matters, Huron River Area Credit Union v. Jeffrey Watson/ Watson v. Whitney Education Group, Inc. and Russell Whitney, Case No. 2008-CA-5870-NC and Huron River Area Credit Union v. Jeffrey Watson/ Watson v. Whitney Education Group, Inc. and Russell Whitney, Case No. 2008-CA-5877-NC, both filed June 6, 2008 in the 12th Judicial Circuit, Sarasota County, FL Civil Division. These matters arose out of two mortgage foreclosure actions by Huron River Area Credit Union against Jeffrey Watson (“Watson”), which involve the real property that is the subject of the Watson v. WEG matter, above. Watson filed a cross-complaint against the Company’s Whitney Education Group subsidiary, n/k/a Rich Dad Education Inc., (“WEG”) and Russell A. Whitney, the Company’s founder and former Chief Executive Officer. In his cross-complaints, Watson alleges causes of action for common law indemnity, breach of contract, breach of the Florida Unfair and Deceptive Trade Practices Act, and conspiracy to commit fraud based on the purchase land and improvements in Lee County, Florida from Gulfstream Realty and Development, an entity affiliated with Mr. Whitney, and with whom the WEG had a student referral agreement. Watson is seeking unspecified compensatory damages, punitive damages, attorney’s fees and costs. The Company is defending and indemnifying Mr. Whitney subject to and in accordance with the Company’s by-laws. WEG has filed a motion to dismiss in each case, which are still awaiting a ruling from the court.

We are involved from time to time in routine legal matters incidental to our business, including disputes with students and requests from state regulatory agencies. Based upon available information, we believe that the resolution of such matters will not have a material adverse effect on our consolidated financial position or results of operations.

Note 15—Subsequent Events

On April 22, 2014, the Company entered into an agreement with Rich Dad Operating Company, LLC (“RDOC”) to settle certain claims the Company had against RDOC, Robert Kiyosaki, and Darren Weeks (the “Settlement Parties”) arising out of RDOC’s, Kiyosaki’s, and Weeks’s promotion of a series of live seminars and related products known as Rich Dad:GEO that the Company alleged infringed on its exclusive rights under the License Agreement between the Company and RDOC. In the settlement agreement, RDOC, Kiyosaki, and Weeks agreed to terminate any further activity in furtherance of the Rich Dad:GEO program. In addition, RDOC agreed, among other things, to (i) amend the License Agreement to halve the royalty payable by the Company to RDOC for the whole of 2014, (ii) cancelled approximately $ 1.3 million in debt owed by the Company to RDOC in satisfaction of our monetary claims against the RDOC, and (iii) reimburse the Company for the legal fees it incurred in the matter.

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